Exhibit 8.1

Skadden, Arps, Slate, Meagher & Flom	AFFILIATE OFFICES — BOSTON HOUSTON LOS ANGELES NEWARK NEW YORK PALO ALTO SAN FRANCISCO WASHINGTON, D.C. WILMINGTON — BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MOSCOW PARIS

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June 9, 2004

Midwest Generation, LLC	SINGAPORE TORONTO SYDNEY TOKYO
Midwest Finance Corp.
One Financial Place
440 South LaSalle Street, Suite 3500
Chicago, Illinois 60605

Re:	Midwest Generation, LLC and Midwest Finance Corp.
Registration Statement on Form S-4

Ladies and Gentlemen:

                We are acting as special counsel to Midwest Generation, LLC, a Delaware limited liability company (the “Company”), and Midwest Finance Corp., a Delaware corporation (“Midwest Finance” and, together with the Company, the “Issuers”), in connection with the public offering of $1,000,000,000 aggregate principal amount of the Company’s 8.75% Second Priority Senior Secured Notes due 2034 (the “Exchange Notes”).  The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 8.75% Second Priority Senior Secured Notes due 2034 of the Company (the “Original Notes,” and such exchange, the “Exchange”) under the Indenture, dated as of April 27, 2004 (the “Indenture”), among the Issuers and The Bank of New York, as Trustee, as contemplated by the Registration Rights Agreement, dated as of April 27, 2004 (the “Registration Rights Agreement”), by and among the Issuers and Credit Suisse First Boston LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc., as representatives of the several initial purchasers.

This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

                In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

                (i) the Registration Statement on Form S-4 to be filed by the Issuers with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Act (the “Registration Statement”);

                (ii)           an executed copy of the Registration Rights Agreement;

                (iii)          an executed copy of the Indenture (excluding schedules and exhibits);

                (iv)          the form of the Exchange Notes; and

                (v)           such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

                For purposes of this opinion we have assumed that all parties to such documents will comply with their obligations thereunder and that all such documents are enforceable according to their terms.

                In our examination, we have assumed the legal capacity of natural persons, the genuineness of all signatures, authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder by the United States Department of Treasury (the “Regulations”), pertinent judicial authorities, rulings of the United States Internal Revenue Service, and such other authorities as we have considered relevant, in each case as in effect on the date hereof.  It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time, perhaps with retroactive effect.  A material change in any of the authorities upon which our opinion is based could affect the conclusions set forth herein.  In addition, there can be no assurance that positions contrary to those stated in this opinion may not be asserted by the United States Internal Revenue Service.

                Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, although the discussion in the Registration Statement under the caption “Certain United States Federal Tax Consequences” does not purport to discuss all of the anticipated United States federal income tax consequences to holders of Original Notes of the Exchange or all of the anticipated United States federal tax consequences to “non-U.S. holders,” as defined therein, of the purchase, ownership, and disposition of the Exchange Notes, it is our opinion that such discussion constitutes in all material respects a fair and accurate summary of such United States federal tax consequences under existing law.

                We do not express any opinion except as set forth above.  We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or subsequent changes in applicable law.  Any changes in the facts set forth or assumed herein may affect the conclusions stated herein. This opinion has been prepared for you in connection with the Exchange Offer.  It may not be relied upon by any other person for any purpose without our prior written consent.

                We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP